PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of November 1, 2021, among S Flower N Phoenix, Inc. (“S Flower”), an Arizona non- profit corporation and ANR Management, LLC, an Arizona limited liability company (“ANR; together with S Flower, “Purchasers”); Arizona Natural Remedies Inc. (“Remedies”), an Arizona non- profit corporation, Elephant Head Farms LLC (“Elephant Head”), an Arizona limited liability company and Retail Management Associates LLC, an Arizona limited liability company (“Retail”; collectively with Remedies and Elephant Head, “Sellers”) and Kyle Kingsley (“Kingsley”) and Amber Shimpa (“Shimpa”) (Kingsley and Shimpa, jointly and severally with Sellers, “Seller Parties”).

WHEREAS, Remedies holds the following licenses issued by the Arizona Department of Health Services specified in Schedule I hereto (the “Seller Licenses”): the Marijuana Establishment License Registration Certificate ID No. 00000093ESRF39774783, and Medical Marijuana Dispensary Registration Certificate ID NO. 000000028DCGV00174888;

WHEREAS, Elephant Head and Retail (together, “Managers”) have exclusive management rights related to the Seller Licenses (“Management Rights”) for Seller Licenses-related cannabis operations, including retail dispensary and cultivation operations (“Licensed Business”);

WHEREAS, Remedies desires to assign to S Flower, and S Flower desires to purchase from Remedies, the Seller Licenses and Managers desire to assign to ANR, and ANR desires to purchase from Managers, any and all the Management Rights and the remainder of the Purchased Assets, all on the terms and subject to the conditions herein set forth; and,

WHEREAS, the assignment of the Seller Licenses is subject to, and may not be consummated without the prior consent of the Arizona Department of Health Services.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“ADHS” means the Arizona Department of Health Services or any successor agency thereof.

“ADHS Law” is defined in Section 3.5(c).

i

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in Maricopa County, AZ.

“Chosen Courts” is defined in Section 9.6. “Closing” is defined in Section 2.3. “Closing Date” is defined in Section 2.3.

“Confidential Information” means any and all confidential and/or proprietary information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium.

“Consents” means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions.

“Constituent Documents” means articles or certificates of incorporation and bylaws of a corporation, or similar constituent documents for entities that are not corporations, including but not limited to certificates or articles of formation or organization, limited liability company agreements and similar documents.

“Escrow Deposit” means the deposit paid by Purchaser simultaneously with the execution of this Agreement as further described in Section 2.2.

“Governmental Authority” means a Federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.

“Instrument of Assignment” is defined in Section 6.3(d).

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard,

requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

“License” means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct and/or operate a cannabis cultivation and dispensary facility (or facilities), in each case issued or granted by a Governmental Authority.

“Liens and Encumbrances” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant, right of first refusal or right of others therein, incursion or encumbrance of any nature whatsoever in respect of such asset, other than liens created by this Agreement or by any Purchaser.

“Losses” is defined in Section 8.2.

“Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

“Purchase Price” is defined in Section 2.1. “Purchaser” is defined in the preamble. “Purchased Assets” is defined in Section 2.1

“Purchaser Indemnified Persons” is defined in Section 8.2. “Seller” is defined in the preamble.

“Seller Indemnified Persons” is defined in Section 8.3. “Seller License” is defined in the recitals.

“Transactions” means the transactions contemplated by this Agreement. “Transaction Documents” means this Agreement and all ancillary documents.

ARTICLE 2

PURCHASE AND SALE OF LICENSE

Section 2.1. Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchasers, free and clear of all Liens and Encumbrances, and Purchasers shall purchase from Sellers the following assets (“Purchased Assets”) as follows:

(a)for a payment in an amount equal to Ten Dollars ($10.00) plus the amount of Working Capital (defined below), in immediately available U.S. funds (“Licenses Purchase Price”), by S Flower to Remedies, transfer to S Flower all right, title and interest of Remedies in and to the Seller Licenses, including, without limitation, all right, title and interest of Remedies in, to and under:

The Seller Licenses and all licenses, permits, permissions and other authorizations relating to the Seller Licenses-related cannabis operations of the Seller issued by the ADHS or any other governmental agency, including but not limited to those listed on Schedule 1, and all applications for modification, extension or renewal of the Seller License, and any pending applications for any new licenses, permits, permissions or authorizations pending on the Closing Date, including, but not limited to, those listed on Schedule 1; and

All cannabis and non-cannabis inventory, equipment, fixtures and all other personal property located at the dispensary maintained by Remedies, pursuant to a bill of sale in the form attached hereto as Exhibit C;

“Working Capital” shall mean the sum of the following, if and to the extent physically located in the marijuana dispensary facility currently operated by Remedies, having an address at 22041 North 23rd Avenue, Phoenix, Arizona, and carried on Remedies’ financial records at 8:00pm Arizona time on the day immediately preceding the Closing Date: (1) cash and (2) finished goods inventory, at net cost, not to exceed the value of

$125,000.00.

(b)forapaymentinanamountequaltoFifteenMillionDollars ($15,000,000.00), in immediately available U.S. funds (“Management Assets Purchase Price” and, together with the Licenses Purchase Price, the “Purchase Price”), by ANR to Managers, transfer to ANR all right, title and interest of Managers in, to and under the remaining Purchased Assets besides the Seller Licenses including, without limitation:

the Management Rights and all real property leases, zoning entitlements, product or licensing agreements and all material revenue producing contracts (including all material vendor and service contracts) related to the Licensed Business.

Section 2.2Escrow DepositPurchaser has deposited the sum of Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Deposit”) with Greystone Title Agency, LLC, escrow agent (“Escrow Agent”), as required in the term sheet executed by Remedies and Copperstate Farms, LLC, on September 20, 2021. At Closing, the Escrow Deposit shall be paid to Seller and credited in full against the Purchase Price, with any interest earned being paid to Purchaser. In the event that Closing does not occur for any reason other than the ADHS’s failure to approve the assignment or termination by Purchasers pursuant to the terms of this Agreement, or failure of Sellers to satisfy their obligations under this Agreement, the Escrow Deposit shall be paid over to Seller as liquidated damages.

Section 2.3 Closing

Upon the terms and subject to the conditions hereof, the closing of the sale of the Seller Licenses and the other Purchased Assets (the “Closing”) shall take place at 10:00

a.m. Mountain Standard Time by electronic signatures no later than five Business Days following the date on which all conditions under Section 6.1 have been satisfied or waived, or at such other time and place as the parties may mutually agree. The date on which the Closing occurs is called the “Closing Date.”

Section 2.4 Due Diligence; Confidentiality

Purchasers and their agents have completed due diligence. Except as set forth herein, Purchasers shall hold and maintain in confidence all information, documents, data and records of Sellers examined by it, and shall not use the same to its benefit in any manner except in connection with the transactions contemplated under this Agreement and operation of the Purchased Assets and shall not disclose the same to any person for any reason without Sellers’ prior written consent; provided that nothing herein shall prevent Sellers from disclosing any financial statements, financial accounting data, information documents, data or records about Purchasers upon the request or demands of any governmental authority or as required by law. Purchasers shall maintain in confidence any and all financial statements and financial accounting data of Sellers and not disclose the same to any person for any reason without Sellers’ prior written consent; provided that nothing herein shall prevent Purchasers from disclosing any financial statements, financial accounting data, information documents, data or records about Sellers (i) upon the request or demands of any governmental authority or as required by law or (ii) in connection with the exercise of any remedy in connection herewith.

Section 2.5Omitted

Section 2.6Allocation.

The Purchase Price shall be allocated to the Purchased Assets as set forth on Schedule II hereto and such allocation shall become a part of this Agreement. Each party agrees to complete Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and each party shall file Form 8594 consistent with such allocation in a timely manner. No party shall file any return or take a position with any taxing authority that is inconsistent with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

The indicated Seller or Sellers represent, warrant to and covenant with Purchasers as follows:

Section 3.1. Organization

Remedies represents and warrants (1) it is an Arizona non-profit corporation duly organized, validly existing and in good standing, (2)it has all requisite legal power and authority (i) to own, lease and operate its properties and carry on its business as presently conducted and (ii) to execute, deliver and perform its obligations under this Agreement, and each other instrument, document, certificate and agreement required or contemplated hereby to be executed, delivered and performed by Remedies, and (3) it is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than any such jurisdiction in which the failure to be so qualified would not materially adversely affect the Transactions or Remedies’ ability to perform its obligations under this Agreement.

Each Manager represents and warrants (1) it is an Arizona limited liability company duly organized, validly existing and in good standing, (2) it has all requisite legal power and authority (i) to own, lease and operate its properties and carry on its business as presently conducted and (ii) to execute, deliver and perform its obligations under this Agreement, and each other instrument, document, certificate and agreement required or contemplated hereby to be executed, delivered and performed by such Manager, and (3) it is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than any such jurisdiction in which the failure to be so qualified would not materially adversely affect the Transactions or such Manager’s ability to perform its obligations under this Agreement.

Section 3.2. Authorization

Remedies represents and warrants that the execution and delivery of this Agreement, and the performance by Remedies of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Remedies and its board of directors.

Each Manager represents and warrants that the execution and delivery of this Agreement, and the performance by such Manager of its obligations hereunder, have been duly authorized by all necessary company action on the part of such Manager and its managers and members.

Section 3.3. Enforceability

Each Seller represents and warrants severally, and not jointly, that (1) this Agreement has been duly executed and delivered by such Seller Party and is, when executed and delivered by such Seller, a legal, valid and binding obligation of each of such Seller, enforceable against such Seller in accordance with its terms, as the same may be modified, qualified or prohibited by the effect of any or all of the following: (1) bankruptcy, insolvency, moratorium, preference, reorganization, and other similar laws relating to or affecting creditors’ rights or remedies; (2) general principles of equity, whether considered in a proceeding in equity or at law; (3) concepts of fair dealing, good faith, materiality and reasonableness; (4) the discretion of the court before which a proceeding is brought; and (5) unenforceability under certain circumstances of provisions for indemnification, exculpation, or contribution.

Section 3.4. No Conflicts or Consents

Each Seller represents and warrants severally, and not jointly, that neither the execution, delivery and performance by such Seller of this Agreement, nor the consummation of the Transactions by such Seller, will (i) conflict with, or result in a breach or violation of, any provision of such Seller Party’s organizational documents; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by such Seller Party, create any Liens or Encumbrances, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under

(x)any Law or License (subject to receipt of Consent of the ADHS to the Transactions) or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon such Seller Party or any of its assets; or (iii) require any Consent, other than the Consent of the ADHS and as set forth on Schedule 3.4, except, in the case of clauses (ii) and (iii), where such breach, violation, default, Lien or Encumbrance, right, or the failure to obtain or give such Consent would not have a material adverse effect on such Seller or materially adversely affect such Seller Party’s ability to perform its obligations under this Agreement or to deliver clear title to the Seller Licenses and the other Purchased Assets.

Section 3.5 ADHS Matters

(a)Remedies represents and warrants that, at the Closing, (1) Remedies shall be the authorized and legal holder of the Seller Licenses and such Seller Licenses shall be valid and in full force and effect, (2) prior to the Closing, all Consents shall have been obtained, such Consents shall be in full force and effect, and no person with standing to do so shall have objected in a writing delivered to Remedies to the grant of the Consents.

(b)Except for proceedings affecting the cannabis industry generally, to the knowledge of Remedies, there is not pending or threatened against Remedies or the Seller License any application, action, petition, objection or other pleading, or any proceeding with the ADHS or any other Governmental Authority, which contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, the Seller License, or which would adversely affect the ability of Seller to consummate the Transactions.

(c)Since Kingsley and Shimpa became affiliated with Remedies, Seller and its Affiliates have complied with all applicable Laws except for any non-compliance that, individually or in the aggregate, has not or will not have a material adverse effect on the Seller License or on Seller’s ability to consummate the Transactions. Since Kingsley and

Shimpa became affiliated with Remedies, Seller and its Affiliates have complied in all material respects with ADHS Laws applicable to the Seller License. Since Kingsley and Shimpa became affiliated with Remedies, Seller and its Affiliates have complied in all material respects with all of the terms and conditions of the Seller License. To Seller’s and its Affiliates’ actual knowledge, the Seller License is not subject to any conditions other than those appearing on its face and those imposed by the Arizona Medical Marijuana Act and the Smart and Safe Act as amended, and the rules, regulations and policies of the ADHS (“ADHS Law”). A copy of the current license is attached hereto in Schedule 1.

Section 3.6. Litigation

Each Seller represents and warrants severally, and not jointly, that there is no action, proceeding or investigation pending or, to such Seller’s knowledge, threatened against such Seller, the Seller License or any other Purchased Asset that would be reasonably expected to have a material, adverse effect on such Seller’s ability to consummate the Transactions or which seeks to prevent or challenge the Transactions.

Section 3.7.License Taxes

Remedies represents and warrants that it has paid all taxes and fees presently due and payable with respect to or as a result of its ownership of the Seller Licenses. Each of the Sellers represents that it has disclosed to Purchasers any and all tax obligations of such Seller of which it has actual knowledge.

Section 3.8 Brokers

Each Seller represents and warrants that is has not employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions in connection with the Transactions.

Section 3.9 No Adverse Change.

Each Seller represents severally, and not jointly, as follows: Since June 30, 2021, there has been no (a) material adverse change in the Licensed Business or the Purchased Assets, other than changes in the ordinary course of business, (b) transactions by Sellers, other than in the ordinary course of business, none of which have had any material adverse effect on the Licensed Business or the Purchased Assets, (c) sale, transfer or other disposition of any material asset used in the Licensed Business that was not replaced, (d) change in accounting methods or practices of Sellers (including, without limitation, depreciation and amortization practices) (e) acceleration of the recognition of any revenue or delay of the recognition of any liabilities or expenses except in the ordinary course of business, (f) destruction, damage to, or loss of any asset (whether or not covered by insurance) used in the Licensed Business or any other event that had or would likely be expected to have a material adverse effect on the Licensed Business or the Purchased Assets, individually or in the aggregate, or (g) material change in the manner of conducting the Licensed Business. The term “material adverse effect” or “material adverse change”, as used in this Agreement, means any circumstance, change in or effect that is, or is reasonably likely in the future to be, materially adverse to the value of operations, financial condition, earnings or results of operations, or the business (financial or otherwise), of the applicable entity or, if applicable, the Licensed Business; provided, however, that such terms shall not include any event, circumstance, change, occurrence or effect, directly or indirectly, arising out of: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Licensed Business operates; (iii) any changes in financial, banking or securities markets in general;

(iv)any changes in applicable legal requirements; or (v) any acts of God. Section 3.10 Financial Information; Financial Condition.
(a)Information. Each Seller severally, and not jointly, represents and warrants that all financial information relating to such Seller that has been delivered by such Seller to Purchasers or obtained by Purchasers from such Seller, including all financial statements and tax returns of such Seller, are true, correct and complete in all material respects and present fairly the financial condition of such Seller on the dates of or, as the case may be, for the periods covered by such information.

(b)Condition of Seller. Each Seller severally, and not jointly, represents and warrants that such Seller is not insolvent and the execution and delivery of this Agreement and related documents and the consummation of the transactions contemplated hereby will not render such Seller insolvent.

Section 3.11 Purchased Assets and Related Matters

Each Seller represents severally, and not jointly, that (i) All Purchased Assets other than Seller Licenses and all Cannabis Materials are owned by Managers, free and clear of all mortgages, liens, security interests and encumbrances, they will be free and clear of any and all of such adverse interests upon sale and transfer to ANR, and such Seller Party will defend the same against claims and demands of any and all persons and entities based upon acts or omissions occurring prior to the Closing Date, (ii) the Licensed Business, to such Seller’s actual knowledge, has conformed and presently conforms in all material respects with all requirements of applicable ordinances, statutes, rules, regulations, laws, orders, judgments and decrees, including those relating to and protecting the environment, (iii) the insurance coverages maintained by such Seller is reasonably consistent insurance coverages maintained by companies engaged in similar businesses in the same general geographic area ; (iv) such Seller will pay on or before the Closing Date all debts and obligations incurred by it prior to the Closing Date in connection with the Licensed Business and the Purchased Assets; (v) such Seller has filed, and through the Closing will, duly and timely file all federal, state, local and other tax returns, estimates and reports required to be filed by it and all such returns are, or will be when filed, true, complete and correct in all material respects and such Seller has paid or will pay all federal, state and local income, profits, gross receipts, environmental, franchise, sales, use, occupation, real or personal property, value-added, ad valorem, withholding, social security, payroll, excise and other taxes, charges, levies, tariffs, duties, liabilities, assessments, fees and governmental charges (including all interest and penalties) (collectively “Taxes”) imposed upon or claimed to be owed by, such Seller, which are due and payable or claimed by any taxing authority to be due and payable through periods ending on or before the Closing Date, in each case to the extent Buyer would incur liability for such Seller’s failure to file such returns or pay such Taxes. All sales taxes required to be collected and remitted by such Seller have been properly paid up to and including the Closing Date; and (vii) each Purchaser hereby assumes no liabilities of such Seller, direct or indirect, whether fixed or contingent, current or future, including, without limitation, no liabilities, claims or actions alleging or relating to any tort, product liability, environmental liability, taxes, trade payables or breach of contract or otherwise seeking damages.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers represent and warrant to Sellers as follows:

Section 4.1. Organization

S Flower is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Such Purchaser has all requisite corporate power and authority (i) to own, lease and operate its properties and carry on its business as presently conducted and (ii) to execute, deliver and perform its obligations under this Agreement and each other instrument, document, certificate and agreement required or contemplated hereby to be executed, delivered and performed by such Purchaser. Such Purchaser is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than any such jurisdiction in which the failure to be so qualified would not materially adversely affect the Transactions or such Purchaser’s ability to perform its obligations under this Agreement.

ANR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona. Such Purchaser has all requisite company power and authority (i) to own, lease and operate its properties and carry on its business as presently conducted and (ii) to execute, deliver and perform its obligations under this Agreement and each other instrument, document, certificate and agreement required or contemplated hereby to be executed, delivered and performed by such Purchaser. Such Purchaser is duly qualified to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than any such jurisdiction in which the failure to be so qualified would not materially adversely affect the Transactions or such Purchaser’s ability to perform its obligations under this Agreement.

Section 4.2. Authorization

The execution and delivery of this Agreement and the performance by S Flower of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of such Purchaser and its board of directors.

The execution and delivery of this Agreement and the performance by ANR of its obligations hereunder, have been duly authorized by all necessary company action on the part of such Purchaser and its managers and members.

Section 4.3. Enforceability

This Agreement has been duly executed and delivered by Purchasers and is, when executed and delivered by Purchasers, a legal, valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, as the same may be modified, qualified or prohibited by the effect of any or all of the following: (1) bankruptcy, insolvency, moratorium, preference, reorganization, and other similar laws relating to or affecting creditors’ rights or remedies; (2) general principles of equity, whether considered in a proceeding in equity or at law; (3) concepts of fair dealing, good faith, materiality and reasonableness; (4) the discretion of the court before which a proceeding is brought; and (5) unenforceability under certain circumstances of provisions for indemnification, exculpation, or contribution.

Section 4.4. No Conflicts or Consents

Neither the execution, delivery and performance by Purchasers of this Agreement, nor the consummation of the Transactions by each Purchaser, will (i) conflict with, or result in a breach or violation of, any provision of such Purchaser’s organizational documents; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by such Purchaser or any of its Affiliates, create a Lien or Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (x) any Law or License (subject to receipt of the Consent of the ADHS to the Transactions) or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon such Purchaser or any of its assets; or (iii) require any Consent, other than the Consent of the ADHS, except, in the case of clauses (ii) and (iii), where such breach, violation, default, Lien or Encumbrance, right, or the failure to obtain or give such Consent would not have a material adverse effect on such Purchaser or materially adversely affect the Transactions or such Purchaser’s ability to perform its obligations under this Agreement.

Section 4.5. ADHS Matters

To the knowledge of Purchasers, S Flower is legally qualified to (i) acquire and hold Arizona Department of Health Services cannabis licenses generally, (ii) acquire and hold the Seller Licenses (and the consummation of the Transactions will not cause S Flower to be ineligible to hold the Seller Licenses) and (iii) obtain any authorization or approval from any Governmental Authority necessary for S Flower to acquire the Seller License.

Section 4.6Litigation

There is no action, proceeding or investigation pending or, to Purchasers’ knowledge, threatened against any Purchaser or any of its properties or assets that would be reasonably expected to have an adverse effect on its ability to consummate the Transactions, or which seeks to prevent or challenge the Transactions.

Section 4.7 Brokers

No Purchaser has employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions in connection with the Transactions.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

Section 5.1. Consummation of Transactions

Each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions in accordance with the provisions of this Agreement.

Section 5.2. Compliance with Law

Prior to Closing, Sellers shall comply in all material respects with Laws applicable to the Seller Licenses and the other Purchased Assets.

Section 5.3. Maintenance of Seller License

(a)From the date hereof until Closing, Sellers shall take commercially reasonable steps to maintain in full force and effect the Seller Licenses and all other Licenses necessary to preserve Sellers’ ability to consummate the Transactions contemplated by this Agreement.

(b)Neither Sellers nor their Affiliates shall enter into any other agreement, arrangement or understanding to, or otherwise offer or commit to (i) sell, transfer, assign or dispose of the spectrum to be covered by the Seller Licenses, the other Purchased Assets or any interest therein or portion thereof, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien or Encumbrance on the Seller Licenses, the other Purchased Assets or any interest therein. Nothing in this paragraph shall serve to cause Remedies to abdicate, or S Flower to assume, control of the Seller Licenses.

Section 5.4. Consents

The parties shall use commercially reasonable efforts to obtain all Consents as soon as reasonably practicable, and shall cooperate to prepare and file with Governmental Authorities and other Persons, no later than five (5) Business Days following the date hereof, complete applications, notices, petitions and other documents necessary or advisable to obtain all Consents including an application seeking ADHS consent to assign the Seller Licenses to S Flower. The parties hereto will cooperate in the preparation of such applications, notices, petitions and other documents (including the furnishing to each other of copies of such applications and requests prior to filing) and will diligently take, or cooperate in the taking of, all necessary and desirable steps, to provide any additional information required and otherwise use their best efforts to prosecute the applications, and to obtain promptly the requested consent and approval of the ADHS to the assignment of the Seller Licenses to the S Flower. Each party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made in connection with the Transactions or to determine compliance with ADHS Law. Each party shall notify the other parties hereto in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly affect the parties’ intent or ability to effect prompt ADHS approval of the Transactions contemplated by this Agreement. Sellers and Purchasers shall vigorously oppose any petitions to deny or other objections filed with respect to the application filed with the ADHS that are directed to Sellers or Purchasers.

Section 5.5. Certain Notices

Each party shall promptly notify the other party in reasonable detail:

(a)uponthecommencementof,ortheimpendingorthreatened commencement of, or upon obtaining actual knowledge of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions, or against or relating to (i) the notifying party or its properties or assets, which could materially adversely affect the Transactions or such party’s ability to perform its obligations hereunder, or (ii) the Seller Licenses or their use, except where such claim, action or proceeding relates to the cannabis industry generally;

(b)upon the occurrence of, or the impending or threatened occurrence of, or upon obtaining actual knowledge of any facts that would give rise to, any event which could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and shall use commercially reasonable efforts to prevent or promptly remedy such breach; and

(c)upon the occurrence or existence of any event, condition, circumstance or state of facts actually known to the notifying party, which has had or could have a material adverse effect on the Transactions or such party’s ability to perform its obligations hereunder, or could materially adversely affect the Seller Licenses or its use, other than events, conditions, circumstances or states of facts affecting the cannabis industry generally.

Section 5.6. Confidentiality

Each party shall keep confidential the existence and terms of this Agreement except as may be otherwise required by Law. Any and all Confidential Information or other non-public information, written or oral, provided by one party (or its Affiliates) to the other party (or its Affiliates) under this Agreement, whether in connection with the defense of a claim or otherwise, shall be kept confidential by the receiving party and its Affiliates, and shall not be used or disclosed by the receiving party or its Affiliates except to the extent required in connection with the performance of the receiving party’s obligations under this Agreement or as required by Law, and then only after the receiving party has provided the disclosing party with a reasonable opportunity to seek confidential treatment, a protective order or other limitation on such disclosure. The receiving party shall cooperate with the disclosing party in seeking such confidential treatment to the maximum extent permitted by Law.

Section 5.7. Further Assurances

Each party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by the other party in order to effectuate the purposes of this Agreement.

ARTICLE 6 CONDITIONS TO CLOSING; CLOSING

Section 6.1. Conditions to the Obligations of Both Parties

Each party’s obligation to consummate the Transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions, as applicable to the party specified:

(a)The ADHS shall have granted its consent to the application for consent to the assignment of the Seller Licenses to S Flower and all other notices, filings and Consents required to be made or obtained prior to the Closing by either party or any of its respective Affiliates with any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained; and

(b)No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose any material limitations on the ability of either party to consummate the Transactions.

Section 6.2. Conditions to the Obligations of Seller

Sellers’ obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)The representations and warranties of Purchasers contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), and Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser;

(b)Purchasers shall deliver to Sellers certified resolutions of the directors or mangers and members of each Purchaser authorizing the execution by such Purchaser of this Agreement and related documents and the consummation of the transactions contemplated herein and therein and (i) certified copies of Purchaser’s Articles of Incorporation and bylaws or Article of Organization and operating agreement, (ii) a Good Standing Certificate with respect to each Purchaser from the Secretary of State of AZ,
(iii)a certificate of each Purchaser’s secretary or other authorized representative regarding the incumbency of the officer or manager signing this Agreement and related documents and to the effect that all representations of such Purchaser contained herein are true and correct in all material respects as of Closing, all covenants and agreements of such Purchaser to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects and that all conditions to Closing to be satisfied by such Purchaser have been satisfied;

(c)Purchaser shall have delivered to Escrow Agent three (3) all of the following, duly executed by S Flower: Retail Space Agreement (“RSA”), on the form set forth as Exhibit D to this Agreement, by and between S Flower and Retail or its designee and the Cultivation Management Agreement (“Cultivation Agreement”), on the form set forth as Exhibit E to this Agreement, by and between S Flower and Elephant Head or its designee, in the forms agreed upon by the Parties;

(d)Sellers shall have received approval of the board of directors Goodness Growth Holdings, Inc., a British Columbia (Canada) corporation for the Transactions, this Agreement and all related documents;

(e)Sellers shall have received all required state and local approvals (including any zoning approvals) for the transfer of ownership and control of the Licensed Business and associated registration certificates/licenses to Purchasers;

(f)Sellers shall have obtained any and all approvals required for the assignment of all real property leases, product or licensing agreements and all material revenue producing contracts (including all material vendor and service contracts); and

(g)Escrow Agent shall have received from Purchaser the full amount of the purchase price specified in 2.1(a) and the full amount of the purchase price specified in 2.1(b), less the amount of the Escrow Deposit.

Section 6.3. Conditions to the Obligations of Purchaser

Each Purchaser’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)The representations and warranties of Seller Parties contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), and Purchasers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized agent of Seller Parties;

(b)Each Seller shall deliver to Purchasers certified resolutions of the directors or members and managers of each Seller authorizing the execution by such Seller of this Agreementandrelateddocumentsandtheconsummationofthetransactions contemplated herein and therein and (i) certified copies of each Seller’s Articles of Incorporation and bylaws or Article of Organization and operating agreement, (ii) a Good Standing Certificate with respect to each Seller from the Secretary of State of AZ, (iii) a certificate of each Seller’s secretary or other authorized representative regarding the incumbency of the officer signing this Agreement and related documents and to the effect that all representations of Seller contained herein are true and correct in all material respects as of Closing, all covenants and agreements of Seller to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects and that all conditions to Closing to be satisfied by Seller have been satisfied;

(c)Sellers shall have paid all taxes and fees imposed as a result of its ownership of the Seller Licenses through the Closing Date;

(d)Sellers shall have executed and delivered to Escrow Agent three (3) all of the following, duly executed by the appropriate Seller or Sellers: (i) an “Instrument of Assignment” with respect to the Seller Licenses in the form of Exhibit A hereto; (ii) an “Instrument of Assignment” for the other Purchased Assets in the form of Exhibit B hereto; (iii) the Administrative Services Agreement (“ASA”) by and among Remedies, Elephant Head and Retail; (iv) the RSA; (v) the Cultivation Agreement; (vi) a termination of the existing management agreement between Remedies and Elephant Head; and (vii) a termination of the existing management agreement between Remedies and Retail;

(e)The Sellers and the Licensed Business shall remain in good standing with any state and local government, their political subdivisions and governmental agencies, continue to follow all applicable laws and regulations governing them, and continue to operate substantially in accordance with historical practices;

(i) There shall be no changes to Arizona statutes or current Federal enforcement policy regarding state marijuana laws that would materially impact the ongoing viability of the Licensed Business;

(f)The Sellers and the Licensed Business and their assets shall be free and clear of any liens, encumbrances, loans, mortgages, debt, rights of way, and any other instrument or recording at the Closing;

(g)The Sellers shall have received all required state and local approvals (including any zoning approvals) for the transfer of ownership and control of the Licensed Business and associated registration certificates/licenses to Purchasers; and

(h)Sellers shall have obtained any and all approvals required for the assignment of all real property leases, product or licensing agreements and all material revenue producing contracts (including all material vendor and service contracts).

Section 6.4 Closing Process

On the Closing Date, the following actions shall occur in the designated sequence:

1.Escrow Agent shall confirm in writing to the Parties receipt of all of the items specified in Sections 6.2(c) and 6.3(d) of this Agreement;

2.The Parties shall confirm in writing to Escrow Agent the receipt of all other documents required to be received and the occurrence of all other events specified as conditions to either Party’s obligations in Sections 6.1, 6.2 and 6.3 of this Agreement;

3.Escrow Agent shall provide a federal funds wire confirmation number for transfer of the sum of $15,000,000 to the account or accounts specified by Sellers in writing; and

4.Escrow Agent shall deliver fully executed counterparts of each of the documents listed in Sections 6.2(c) and 6.3(d) of this Agreement to each of the signatories thereto.

ARTICLE 7 TERMINATION

Section 7.1. Termination

This Agreement may be terminated, and the Transactions abandoned, without further obligation of either party except as set forth herein, at any time prior to the Closing Date under the following conditions:

(a)by mutual written consent of the parties;

(b)by either party upon written notice to the other if the Closing shall not have occurred on or before sixty (60) days of the date hereof, provided, that the terminating party is not otherwise in breach of its material obligations under this Agreement;

(c)by either party if the assignment of the Seller Licenses is not approved by the ADHS within fifteen (15) days of delivery of the documents to ADHS; or

(d)by either party upon notice to the other if the ADHS finally determines that it cannot find that the proposed transaction serves the public interest, convenience and necessity without a hearing and designates for hearing the application seeking consent to assign the Seller Licenses to S Flower to determine whether the proposed assignment will serve the public interest, convenience and necessity and should be granted.

Section 7.2. Effect of Termination

In the event of a termination of this Agreement, neither party shall have any liability or further obligation to the other, except that (a) nothing herein will relieve a party from liability for any breach by such party of this Agreement and (b) the provisions of this Article 7, Article 8 and Article 9 shall survive the termination of this Agreement. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses. Breach of a representation or warranty by either party shall be grounds for termination by the non-breaching party. In the event that this Agreement is terminated as a result of breach of this Agreement by Purchasers, the Escrow Deposit shall be disbursed to Sellers.

If this Agreement is terminated except as set forth in Section 7.1(a) above, the Escrow Deposit shall be disbursed to Retail, as agent for the Sellers.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

Section 8.1. Survival

The representations, warranties and covenants contained in this Agreement shall survive the Closing until fifteen (15) months after the Closing Date and shall expire at such time.

Section 8.2. Indemnification by Sellers

Each Seller severally, and not jointly agrees to indemnify and hold harmless Purchasers and their Affiliates, and their respective successors and assigns, and the shareholders, directors, officers, employees and agents of any and all of the foregoing (the “Purchaser Indemnified Persons”), from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, taxes, penalties, and reasonable costs and expenses (whether such costs and expenses relate to claims asserted by Persons indemnified under this Agreement or by third parties), including, without limitation, interest, reasonable expenses of investigation, and reasonable fees and disbursements of counsel, accountants and other experts (collectively “Losses”), incurred or suffered by any Purchaser Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by such Seller in this Agreement or, (b) any failure by such Seller to perform any of its covenants or agreements contained in this Agreement or any related document, or

(c)any claims by third parties arising out of, in connection with or relating to the ownership, use or operation of the Seller Licenses or Licensed Business by such Seller or its Affiliates prior to the Closing or any claim related to the management of the Licensed Business by such Seller or its Affiliates or any taxes or other claims for payment related to the Seller Licenses or the Licensed Business prior to the Closing. Notwithstanding anything to the contrary: (i) in no event shall any Seller be obligated to indemnify any Purchaser Indemnified Person unless and until the aggregate of all Losses suffered by Purchaser Indemnified Persons shall equal $75,000 or more and (ii) in no event shall the aggregate liability of all Sellers to indemnify all Purchaser Indemnified Persons exceed

$1,000,000.

All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Purchase Price.

Section 8.3. Indemnification by Purchaser

Purchasers shall indemnify and hold harmless Sellers and their Affiliates, and their respective successors and assigns, and the shareholders, directors, officers, employees and agents of any and all of the foregoing (the “Seller Indemnified Persons”), from and against any and all Losses incurred or suffered by any Seller Indemnified Person arising out of, in connection with or relating to (a) any breach prior to Closing of any of the representations or warranties made by Purchasers in this Agreement, (b) any failure by any Purchaser to perform any of its covenants or agreements contained in this Agreement, or (c) any claims by third parties arising out of, in connection with or relating to acts or omissions in the use of the Seller Licenses by S Flower or its Affiliates after the Closing.

Section 8.4. Remedies

(a)Each party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to claims for breach of representations or warranties contained in this Agreement shall be pursuant to this Article 8.

(b)In no event shall any party be liable for indirect, special, consequential or punitive damages arising out of a breach of this Agreement, even if advised at the time of breach of the possibility of such damages.

(c)Notwithstanding the foregoing, the parties acknowledge that the spectrum whose use is governed by the Seller License is a unique property for which no monetary damages could substitute. Accordingly, in the event that Seller breaches this Agreement, in addition to any other remedies or damages available at law, Purchasers shall be entitled to seek specific performance of the Agreement.

ARTICLE 9 MISCELLANEOUS

Section 9.1. Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and thereof.

Section 9.2. Amendments and Waivers

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Seller Parties and Purchasers or (in the case of a waiver) by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3. Remedies Cumulative; Prevailing Party

Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

In the event that any party commences any action or proceeding against the other party to this Agreement by reason of any breach or claimed breach of any provision, covenant, or representation of this Agreement, or commences any arbitration, action or proceeding in any way connected with this Agreement (including any bankruptcy proceeding or proceeding in a court of appeals), or seeks a judicial declaration of rights under this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees, and all costs recoverable by law, and any costs or expenses of collection, including reasonable attorneys’ fees.

Section 9.4. Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the any Purchaser may assign its interest in the Agreement to a wholly owned subsidiary or other Affiliate of any Purchaser.

Section 9.5. Notices

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either party may from time to time specify):

If to Purchaser:

S Flower N Phoenix, Inc.

5090 N. 40th Street, Suite 170

Phoenix, AZ 85018 Attention: Ryan Hurley ryanh@copperstatefarms.com

ANR Management, LLC

5090 N. 40th Street, Suite 170

Phoenix, AZ 85018 Attention: Ryan Hurley ryanh@copperstatefarms.com

If to Seller:

Arizona Natural Remedies Inc.

207 South 9th Street Minneapolis MN 55402 Attention: General Counsel

Email: michaelschroeder@vireohealth.com

Section 9.6. Governing Law; Jurisdiction; Forum; Waiver of Jury Trial

(a)This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona without reference to the choice of law principles thereof. Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, exclusively in the State of Arizona and (i) irrevocably submits to the exclusive jurisdiction of state courts in Maricopa County, AZ (“Chosen Court”), (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court for purposes of any such action or proceeding, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Section 9.5; provided, that nothing contained in this paragraph shall be deemed to constitute a waiver of any objection to subject matter jurisdiction.

(B)THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.7. Expenses

Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions. All filing fees required to be paid to any Governmental Authority in connection with satisfying the conditions set forth in Section 6.1(a) will be paid by Purchasers.

Section 9.8. Invalidity

In the event that any of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is impaired thereby.

Section 9.9. Counterparts; Electronic Signatures

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Closing may be via the exchange of this Agreement and the ancillary agreements hereto and the parties’ signatures thereto by electronic mail, courier and/or hand delivery. Purchasers shall receive delivery of all of the Purchased Assets on the date of Closing. Following Closing, Sellers will also execute and use commercially reasonable efforts to deliver to Purchasers promptly from time to time all documents or instruments necessary or expedient to transfer the Purchased Assets to Purchasers (including releases of all encumbrances, if any, pertaining to the Purchased Assets) or to evidence such transfer or to effect a registration in the name of any Purchaser of any rights (copyright, trademark or other property right of any type) in or to any of the Purchased Assets with any governmental authority. Time is of the essence of this Agreement. Delivery of an executed counterpart of a signature page of this Amendment by fax or other electronic transmission (which shall include “PDF” or “TIFF” format) shall be as effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment and the other Transaction Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the

Federal Electronic Signatures in Global and National Commerce Act, the Arizona Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Headings

The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGE(S) FOLLOW]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER PARTIES:

Arizona Natural Remedies Inc., an Arizona non- profit corporation

By:  Name: Kyle Kingsley

Title: Board Member

Retail Management Associates LLC, an Arizona limited liability company

By:  Name: Kyle Kingsley

Title: CEO

Elephant Head Farms, LLC, an Arizona limited liability company

By:  Name: Kyle Kingsley

Title: CEO

i

PURCHASERS:

S Flower N Phoenix, Inc., an Arizona non- profit corporation

By:  Name:

Title:

ANR Management, LLC, an Arizona limited liability company

By:  Name:

Title:

ii

Exhibit A

INSTRUMENT OF ASSIGNMENT

INSTRUMENT OF ASSIGNMENT (the “Instrument of Assignment”), dated as of

[ ], 2021, by and between Arizona Natural Remedies Inc. (“Assignor”) and S Flower N Phoenix, Inc. (“Assignee”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, Assignor, the other Seller Parties and Assignee have entered into a

Purchase Agreement (the “Purchase Agreement”), dated as of [ ], 2021,

pursuant to which Assignor agreed to convey to Assignee, and Assignee agreed to acquire, the Seller Licenses;

WHEREAS, Assignor and Assignee have filed an application with the ADHS requesting consent to the assignment of the Seller Licenses to Assignee; and

WHEREAS, the ADHS has granted its consent to such application.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions, and agreements hereinafter set forth, the parties agree as follows:

1.Assignment. Pursuant to Section 2.1 of the Purchase Agreement, for valuable consideration, receipt of which is hereby acknowledged, Assignor, intending to be legally bound, does hereby sell, assign, transfer, convey, and deliver to Assignee, its successors and assigns forever, all right and interest of Assignor in and to the Seller Licenses, free and clear of all Liens and Encumbrances.

2.Terms of Purchase Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, or in any way affect the provisions of the Purchase Agreement, including the warranties, covenants, agreements, conditions and representations contained in the Purchase Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignor or Assignee set forth in the Purchase Agreement.

3.Power of Attorney. Assignor hereby grants its power-of-attorney to Assignee as Assignor’s attorney-in-fact to take any appropriate action in connection with the Seller License, in the name of Assignor or in its own or any other name, it being understood that this authorization and power-of-attorney are coupled with an interest and are irrevocable.

4.Further Assurances. Assignor covenants and agrees, in connection with the Purchase Agreement and this Instrument of Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Instrument of Assignment and the assignments provided for in Section 1 hereof.

5.Miscellaneous. This Instrument of Assignment (a) is executed pursuant to the Purchase Agreement and may be executed in counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (b) shall be governed by and in accordance with the internal laws of the State of Arizona without regard to the principles of conflicts of law thereof and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Instrument of Assignment to be duly executed and delivered as of the date first above written.

Arizona Natural Remedies Inc., an Arizona non- profit corporation

By:   Name:

Title:

S Flower N Phoenix, Inc., an Arizona non- profit corporation

By:   Name:

Title:

Exhibit B

INSTRUMENT OF ASSIGNMENT

INSTRUMENT OF ASSIGNMENT (the “Instrument of Assignment”), dated as of

[ ], 2021, by and among Retail Management Associates LLC and Elephant Head Farms, LLC (together, “Assignor”) and ANR Management, LLC (“Assignee”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, Assignor, the other Seller Parties and Assignee have entered into a

Purchase Agreement (the “Purchase Agreement”), dated as of [ ], 2021,

pursuant to which Assignor agreed to convey to Assignee, and Assignee agreed to acquire,

the Purchased Assets other than the Seller Licenses (the (“Management Transferred Assets”);

WHEREAS, S Flower and Remedies have filed an application with the ADHS requesting consent to the assignment of the Seller Licenses related to the Transferred Assets to S Flower; and

WHEREAS, the ADHS has granted its consent to such application.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions, and agreements hereinafter set forth, the parties agree as follows:

1.Assignment. Pursuant to Section 2.1 of the Purchase Agreement, for valuable consideration, receipt of which is hereby acknowledged, Assignor, intending to be legally bound, does hereby sell, assign, transfer, convey, and deliver to Assignee, its successors and assigns forever, all right and interest of Assignor in and to the Management Transferred Assets, free and clear of all Liens and Encumbrances.

2.Terms of Purchase Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, or in any way affect the provisions of the Purchase Agreement, including the warranties, covenants, agreements, conditions and representations contained in the Purchase Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignor or Assignee set forth in the Purchase Agreement.

3.Power of Attorney. Assignor hereby grants its power-of-attorney to Assignee as Assignor’s attorney-in-fact to take any appropriate action in connection with the Management Transferred Assets, in the name of Assignor or in its own or any other name, it being understood that this authorization and power- of-attorney are coupled with an interest and are irrevocable.

4.Further Assurances. Assignor covenants and agrees, in connection with the Purchase Agreement and this Instrument of Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Instrument of Assignment and the assignments provided for in Section 1 hereof.

5.Miscellaneous. This Instrument of Assignment (a) is executed pursuant to the Purchase Agreement and may be executed in counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (b) shall be governed by and in accordance with the internal laws of the State of Arizona without regard to the principles of conflicts of law thereof and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Instrument of Assignment to be duly executed and delivered as of the date first above written.

Retail Management Associates LLC, an Arizona limited liability company

By:  Name:

Title:

Elephant Head Farms, LLC, an Arizona limited liability company

By:  Name:

Title:

.

ANR Management, LLC, an Arizona limited liability company

By:  Name:

Title:

Exhibit C

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Arizona Natural Remedies, Inc., an Arizona non-profit corporation ("Seller"), does hereby transfer sell, set over and assign unto Sol Flower N Phoenix, Inc., an Arizona non-profit corporation ("Buyer"), its successors and assigns, all of the cannabis and non-cannabis inventory, equipment, fixtures and all other personal property owned by Seller and identified on Schedule "1" attached hereto and incorporated herein by this reference (collectively the "Property").

Seller hereby represents and warrants to Buyer that Seller has title to and holds the entire interest in the Property and that the Property is hereby transferred to Buyer free and clear of all liens and encumbrances.

DATED as of the day of

, 2021.

Arizona Natural Remedies, Inc. An Arizona non-profit corporation

By

Its

SELLER

STATE OF ARIZONA)

) ss.

County of Maricopa)

This Bill of Sale consisting of  pages dated  was SUBSCRIBED AND SWORN to before me this day of , 2021, by  .

Notary Public

My commission expires:

SCHEDULE 1

DESCRIPTION OF PROPERTY

Property Located at 22041 N 23rd Ave, Phoenix, AZ 85027

1.All cannabis inventory including cannabis extracts, cannabis concentrates and derivatives;
2.All personal property, office equipment, retail equipment and fixtures located on the premises at the dispensary;
3.All work in process and raw materials located on the premises as of the close of business the day prior to closing.
4.All cash in the registers and elsewhere on the premises as of close of business on the day prior to closing;
5.All non-cannabis retail inventory;
6.All waste materials containing cannabis, cannabis extract, cannabis concentrate or cannabis derivative.

Property Located at 2731 East Frontage Road, Amado, AZ 85646

1.All cannabis inventory including cannabis extracts, cannabis concentrates and derivatives;
2.All work in process and raw materials located on the premises as of the close of business the day prior to closing.
3.All waste materials containing cannabis, cannabis extract, cannabis concentrate or cannabis derivative.

Exhibit D

RETAIL SHELF SPACE AGREEMENT

This Retail Shelf Space Agreement (the “Agreement”) is made as of the Effective Date between EHF Cultivation Management LLC, an Arizona limited liability company (“Provider”) and Retailer identified below (each, a “Party”; together, the “Parties”).

DEFINED TERMS

Retailer	Sol Flower N Phoenix, Inc.
Locations	22041 N 23rd Ave, Phoenix, AZ 85027
Products	Medical and adult-use branded cannabis flower and products, as agreed between Provider and Retailer from time to time.
Effective Date	11/ /2021
Term	Two (2) Years
Fees	$10.00 per year
Payment Terms	1st payment due from Provider to Retailer on the Effective date and then annually thereafter on each November 1
Provider Contact	Patrick Peters, EVP Retail patrickpeters@vireohealth.com
Retailer Contact	[Dan Hayden danielh@copperstatefarms.com] [other]

TERMS & CONDITIONS

1.Activities. The Parties have entered into this Agreement for the express and exclusive purposes of marketing compliant cannabis products (the “Products”) described above at the Location, as well as providing any additional Services listed above. Beginning on the Effective Date and during the Term, Retailer shall (a) position and feature all of the Products within the Locations. Retailer shall dedicate reasonable retail display space, in the portions of the Location that are open to lawful patients and retail customers, to the display and promotion of the Products if such products are available from Provider and meet Dispensary’s reasonable quality and margin standards. Retailer shall ensure that the Products are stored and displayed in accordance with applicable laws and regulations, and in accordance with any other such reasonable instructions otherwise provided to Retailer by Provider.

2.Term and Termination. This Agreement is effective as of the Effective Date and shall continue for a period of two (2) years unless terminated by Provider with fifteen (15) days’ written notice, or with 24 hours’ written notice by a Party should any of the following events occur during the Term: (a) material breach of any provision of this Agreement by either Party that is not remedied within a reasonable time, if susceptible to remedy by a Party; (b) a violation by Provider of any applicable law or regulation that could result in the imposition of fines or other monetary penalties against retailer, or in the suspension or revocation of any material operating license, permit or permission applicable to Retailer, which violation is not remedied within a reasonable time of the violation; (c) change in any applicable law or regulation that would prohibit the activities of any provision or intention of this Agreement; or (d) permanent closure of the Retailer due to damage, destruction, natural disaster or other extraordinary circumstances.

3.Fees and Payments. Beginning on the Effective Date, the Fees shall be paid by Provider to Retailer according to the Payment Terms.
4.Compliance. The Parties acknowledge that they are each respectively fully licensed to perform the cannabis-related activities hereunder. Each Party assumes exclusive responsibility for its cannabis business activities during the Term of the Agreement, including the actions of their respective representatives, employees and other related persons or entities.

5.Publicity. Neither Party shall issue a press release, print or online advertisement about this Agreement, or use the other’s trademark, service mark, tagline, without advance written permission from the other Party. The provisions of this section shall survive termination of the Agreement.
6.Representations and warranties. Each Party warrants and represents that: (a) it has the full power and authority to enter into this Agreement; (b) the execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party; (c) each Party is duly organized and maintains required licensure; (d) this Agreement constitutes a legal, valid, and binding obligation when executed and delivered; and (e) each Party's business and operations, and its performance under this Agreement, will comply at all times with all applicable laws, rules and regulations, excluding federal cannabis laws.
7.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state courts in Maricopa County and the Parties agree and submit to the exclusive jurisdiction and venue of these courts.

RETAILER:

By: Date:

Name: Title: _

PROVIDER:

By: Date:

Name: Title:

2

Exhibit E

CULTIVATION MANAGEMENT SERVICES AGREEMENT

This Cultivation Management Services Agreement (the “Agreement”) is entered into on this day of November, 2021 (the “Effective Date”), by and between S Flower N Phoenix, Inc., an Arizona non-profit corporation with its principal place of business located at 22041 N. 23rd Ave., Phoenix, AZ 85027) (“Dispensary”), and [EHF Management, LLC], an Arizona limited liability company with its principal place of business located at 207 S. 9th Street, Minneapolis, MN 55402 (“Cultivator”). (Dispensary and Cultivator are sometimes collectively referred to herein as the “Parties” or each, individually, as a “Party”).

RECITALS

WHEREAS, pursuant to and in compliance with Title 9; Chapter 17 Department of Health Services Medical Marijuana Program (the “AZDHS Rules”) and A.R.S. § 36- 2801 et seq., as amended from time to time (the “Act”) (the AZDHS Rules and the Act collectively referred to herein as the “AMMA”), the Arizona Department of Health Services (“AZDHS”) awarded Dispensary NP Medical Marijuana Dispensary Registration Certificate ID No. 000000028DCGV00174888 (the “AMMA Certificate”) for the operation of a Nonprofit Medical Marijuana Dispensary, as defined in A.R.S. § 36-2801 (12) (the “Dispensary Business”), currently located at 2201 N. 23rd Avenue, Phoenix, AZ 85027 (the “Dispensary Location”), which AMMA Certificate is as of the Effective Date current and in good standing with the AZDHS. A true, accurate and complete copy of the AMMA Certificate is attached hereto as Exhibit 1;

WHEREAS, pursuant to the AMMA and the AMMA Certificate, AZDHS issued to Dispensary an approval to operate the Dispensary Business at the Dispensary Location (“AMMA Dispensary ATO”);

WHEREAS, pursuant to the AMMA Certificate and the AMMA, Dispensary operates a licensed medical Marijuana dispensary at the Dispensary Location;

WHEREAS, pursuant to the AMMA and the AMMA Certificate, Dispensary is authorized to operate, and the Dispensary Business is allowed to include, the cultivation, harvesting, preparation, packaging and transporting of medical Marijuana, as defined in

A.R.S. § 36-2801 (10) (“Medical Marijuana”), as well as extraction, refining, infusion, production, manufacture and derivation of edible and non-edible products which contain Medical Marijuana (collectively referred to herein as “Medical Marijuana Products”) for retail sale at the Dispensary Location or for wholesale to any other duly licensed dispensaries in the State of Arizona;

WHEREAS, pursuant to the AMMA and the AMMA Certificate, in addition to the Dispensary Business at the Dispensary Location, Dispensary is authorized to operate: (a) one cultivation facility at the Dispensary Location (“Onsite AMMA Cultivation Facility”); and

(b)	one facility for cultivation, including extraction and/or infusion, of Marijuana at a location other than the Onsite AMMA Cultivation Facility (the “Offsite AMMA Cultivation Facility”). As of the Effective Date, Dispensary operates both an Offsite AMMA Cultivation Facility and an Onsite AMMA Cultivation Facility;

WHEREAS, pursuant to A.R.S. § 36-2850 et seq., as amended from time to time, and rules and regulations promulgated thereunder (collectively, the “SSAA”), Dispensary operates a licensed Marijuana Establishment, as defined in A.R.S. § 36-2850 (18) (“Marijuana Establishment”), and is permitted to sell Marijuana, as defined in A.R.S. § 36- 2850 (16) (“Recreational Marijuana”), to adults for recreational use as a Marijuana Establishment and/or Dual Licensee (as defined in the SSAA) from the Dispensary Location, pursuant to registration certificate 00000093ESRF39774783 (the “SSAA Certificate”). The SSAA Certificate is as of the Effective Date current and in good standing with the AZDHS. A true, accurate and complete copy of the SSAA Certificate is attached hereto as Exhibit 2;

WHEREAS, pursuant to Title 9; Chapter 18 of the State of Arizona Administrative Code, Department of Health Services Adult Use - Marijuana Program, as adopted and amended (the “DHS SSAA Rules”), and the SSAA, and together with the AZDHS SSAA Rules, the “AZML”), the SSAA Certificate authorizes Dispensary to operate one off-site cultivation location at which Dispensary may cultivate Recreational Marijuana, process Recreational Marijuana and manufacture Marijuana Products for recreational use (“Recreational Marijuana Products”), but from which Recreational Marijuana and Recreational Marijuana Products may not be transferred or sold to consumers (the “SSAA Cultivation Facility”) and one off-site location at which Dispensary may manufacture Recreational Marijuana Products and package and store Recreational Marijuana and Recreational Marijuana Products, but from which Recreational Marijuana and Recreational Marijuana Products may not be transferred or sold to consumers (the “SSAA Manufacture Facility”);

WHEREAS, as of the Effective Date, as a Dual Licensee, Dispensary operates a single facility as the exclusive location of Dispensary’s SSAA Cultivation Facility with respect to the SSAA Certificate and its single Offsite AMMA Cultivation Facility with respect to the AMMA Certificate, both at the same site, being that certain real property located at 2731 E. Frontage Road, Amado AZ 85645 (“Cultivation Facility”);

WHEREAS, pursuant to this Agreement, Dispensary desires to exclusively engage Cultivator to perform the Cultivation Services (defined below) on behalf of the Dispensary at Dispensary’s co-located SSAA Cultivation Facility and Offsite AMMA Cultivation Facility, exclusively at the Cultivation Facility, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Dispensary has not yet designated a location for the operation of an SSAA Cultivation Facility or the SSAA Manufacture Facility, but has the right to do so under the SSAA and the SSAA Certificate;

WHEREAS, pursuant to the SSAA and the SSAA Certificate, Dispensary has the right to designate the Cultivation Facility or another facility with respect to the SSAA Certificate for the purpose of AZDHS issuing to Dispensary an approval to operate the

Cultivation Facility or such other facility on the terms and provisions described in this Agreement (the “SSAA Cultivation Facility ATO”);

WHEREAS, pursuant to the AMMA and the AMMA Certificate, Dispensary has designated the Cultivation Facility with respect to the AMMA Certificate for the purpose of AZDHS issuing to Dispensary an approval to operate the Cultivation Facility on the terms and provisions described in this Agreement (the “AMMA Cultivation Facility ATO”);

WHEREAS, the Cultivation Facility is leased by written agreement from Oswald Cattle Company (“Landlord”), as property owner and landlord, dated June 15, 2015, to Arizona Natural Remedies, Inc., as tenant, as amended by a letter agreement dated March 15, 2019, a Second Amendment to Lease Agreement dated May 11, 2020, and a Third Amendment to Lease Agreement dated April 22, 2021 (collectively, the “Cultivation Lease”);

WHEREAS, Cultivator is engaged in the business of, among other things, providing certain cultivation services, which include but are not limited to the following: (i) the extraction, refinement and production of high quality Medical Marijuana Products and Recreational Marijuana Products (collectively, “Marijuana Products”); and (ii) the cultivation, harvest and preparation of high quality Marijuana strains in compliance with the AMMA, the AZML and all other applicable rules, regulations and requirements;

WHEREAS Dispensary desires to retain Cultivator for the purpose of rendering the Cultivation Services (defined herein) on behalf of Dispensary solely from or at the Cultivation Facility pursuant to the AMMA and the Offsite AMMA Cultivation Certificate, and Cultivator desires to be retained by Dispensary to provide the Cultivation Services;

WHEREAS, Cultivator acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, this Agreement does not grant Cultivator any right to take any actions or provide any services not permitted to be taken at the Cultivation Facility under the SSAA Certificate or under the AMMA Certificate; and

WHEREAS, the parties hereto are aware that the cultivation, production and sale of Marijuana and Marijuana Products remain illegal under laws of the United States of America, despite enactment by the State of Arizona (“State”) of the AMMA and AZML, and that Marijuana remains an illegal controlled substance under Federal law. The Federal government regulates Marijuana possession and use through the Controlled Substances Act, 21 U.S.C. § 812(b) which makes it a crime, among other things, to possess or use Marijuana even for medical reasons, and despite valid State laws authorizing the medical use of Marijuana. 21 U.S.C. §§ 841 to 864. The parties hereto acknowledge that their respective clear and unambiguous compliance with the AMMA and the AZML does not create a legal defense to a violation of the Controlled Substances Act.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, obligations and provisions set forth herein, the Parties hereto agree as follows:

1.Term; Right to Renew; Termination.

(a)	Term. This Agreement shall commence on the Effective Date and continue for a period of five (5) years thereafter (the “Initial Term”).

(b)	Right to Renew. Not later than 180 days prior to the end of the Initial Term,

if this Agreement is then in full force and effect and Cultivator shall have fully performed all of its obligations pursuant to this Agreement Cultivator shall have the right to elect to renew this Agreement (“First Right to Renew”) for five (5) years (“First Renewal Term”). Not later than 180 days prior to the end of the First Renewal Term, if this Agreement is then in full force and effect and Cultivator shall have fully performed all of its obligations pursuant to this Agreement, Cultivator shall have the right to elect to renew this Agreement (“Second Right to Renew”) for five (5) years (“Second Renewal Term”). Not later than 180 days prior to the end of the Second Renewal Term, if this Agreement is then in full force and effect and Cultivator shall have fully performed all of its obligations pursuant to this Agreement, Cultivator shall have the right to elect to renew this Agreement (“Third Right to Renew” and the First Right to Renew, Second Right to Renew and Third Right to Renew are each a “Right to Renew”) for five (5) years (“Third Renewal Term” and the First Renewal Term, Second Renewal Term and Third Renewal Term are each a “Renewal Term”). To exercise a Right to Renew, Cultivator shall notify Dispensary in writing (“Renewal Notice”). The terms “Initial Term” and “Renewal Term” or “Renewal Terms” shall be collectively referred to as the “Term”. Notwithstanding the language in this Subsection 1(b), Cultivator shall not have the right to renew this Agreement if Cultivator is in default of any material term in this Agreement at the time of renewal after written notice to Cultivator and the expiration of the applicable period to cure such default. So long as any such default is not cured, Cultivator shall be required to obtain Dispensary’s prior written consent to renew this Agreement.

(c)Termination. A Party may, but shall not have the obligation to, terminate this Agreement before the end of the Term for any reason set forth in this Subsection 1(c) as an Immediate Termination Event, as defined below. Any termination by a Party will not limit the legal or equitable claims that the Party may have against the other Party, except as otherwise provided in this Agreement. On the occurrence of an Immediate Termination Event, the specified Party shall have the right (but not the obligation) to terminate this

Agreement without penalty prior to the expiration of the Term on fifteen (15) business days’ written notice to the other Party but without any cure period, upon the occurrence of any one (1) or more of the following events (each, an “Immediate Termination Event” and, collectively, the “Immediate Termination Events”):

(i)By Dispensary, (a) upon intentional or willful or grossly negligent actions or inactions by Cultivator or Cultivator’s agents, volunteers, employees or independent contractors that in Dispensary’s reasonable determination constitute acts that materially violate the SSAA or the AMMA or AML in such a way or to the extent that revocation or cancellation of the SSAA Certificate or the AMMA Certificate by AZDHS is more than a remote possibility, (b) if AZDHS files an application to revoke the SSAA Certificate or the AMMA Certificate or threatens in writing to revoke the SSAA Certificate or the AMMA Certificate, for events occurring at or directly related Cultivator’s operation of the Cultivation Facility; or (c) if Cultivator files for bankruptcy or has a receiver placed over its business operations or Cultivator is insolvent; or (d) if Cultivator repeatedly fails to cure violations of the AMMA or AML after notice by dispensary and reasonable opportunity to cure; or (e) if Cultivator fails to produce any Marijuana or Marijuana Products from the Cultivation Facility for a period of ninety (90) consecutive days.

(ii)By either Party, if any State, local or Federal enforcement action is filed in a State or Federal court against the other Party for a violation of the AMMA or the SSAA or the Controlled Substances Act;

(iii)By either Party, if any change of State, local or Federal law shall have the effect of permanently prohibiting the legal operation of the Cultivation Facility;

(iv)By either Party, if after all applicable review and appeal processes including, without limitation, the review or appeal to the Superior Court, Court of Appeals and Arizona Supreme Court (collectively, an “Appeal Process”), Dispensary’s application to renew its SSAA Certificate or its AMMA Certificate, or to maintain the Dispensary ATO, the SSAA Cultivation ATO and/or the AMMA ATO after its good faith attempts to obtain such renewal or maintain such ATOs, is denied (collectively, “AZDHS Denial”);

(v)By Dispensary, if Cultivator is unable, after an Appeal Process has been prosecuted by Cultivator, to continue operations of the Cultivation Premises for any reason other than a reason attributable, in whole or substantial part, to Dispensary;

(vi)By Dispensary if Cultivator fails to tender the monthly Administrative Fee or any other amount due from Cultivator to Dispensary hereunder (collectively, the “Amounts Due Dispensary”), to Dispensary within thirty (30) days of the sum being due, following notice by Dispensary to Cultivator of such failure and the expiration of a three (3) business day cure period;

(vii)By Dispensary, if an Unauthorized Change of Control occurs with respect to Cultivator pursuant to Subsection (d)(i) below; or

(viii)By Cultivator, if an Unauthorized Change of Control occurs with respect to Dispensary pursuant to Subsection (d)(ii) below.

d.	Unauthorized Change of Control.

(i)As of the Effective Date, Cultivator represents and warrants to Dispensary that Cultivator's Manager is EHF Cultivation Management LLC (“Cultivator's Manager”). An “Unauthorized Change of Control” of Cultivator shall occur if: (i) Cultivator’s Manager and/or an Affiliate of Cultivator’s Manager for a continuous period of sixty (60) days, or a period of one hundred ninety (90) days within any consecutive twelve

(12) month period, does not have actual or effective control of the management of the Cultivation Facility; (ii) a receiver is appointed over Cultivator; or (iii) Cultivator’s Manager enters into any agreement (verbal or written) to, or does, transfer actual or effective management of Cultivator or the Cultivation Facility to another person or entity (except an Affiliate of Cultivator) in every case without the prior written consent of Dispensary, not to be unreasonably withheld, conditioned or delayed; or (iv) after designating a location as a SSAA Cultivation or SSAA pursuant to the terms herein, enters into any agreement (verbal or written) to, or does, transfer actual or effective management of said facility to another person or entity without the prior written consent of Dispensary in Dispensary’s sole and absolute discretion.

(ii)By Dispensary. As of the Effective Date, Dispensary represents and warrants to Cultivator that (i) Dispensary’s Manager is ANR Management, LLC (“Dispensary’s Manager”) and (ii) Dispensary’s Manager acts as and on behalf of the sole director of Dispensary and the senior executive officer of Dispensary. An “Unauthorized Change of Control” of Dispensary shall occur if: (i) Dispensary’s Manager and/or an Affiliate of Dispensary’s Manager for a continuous period of sixty (60) days, or a period of ninety (90) days within any consecutive twelve (12) month period, does not have actual or effective control of the management of Dispensary; (ii) a receiver is appointed over Dispensary; or (iii) Dispensary enters into any agreement (verbal or written) to transfer actual or effective management of Dispensary to another person or entity in every case without the prior written consent of Cultivator, not to be unreasonably withheld, conditioned or delayed. In the event of an Unauthorized Change of Control of Dispensary, the provisions of Subsection (d) (iv) below shall apply

(iii)Affiliate. For purposes of this Agreement, “Affiliate” shall mean, as to any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity (each a “Person”), any other Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or under common control with such Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(iv)Extended Termination. Notwithstanding anything to the contrary contained in this Agreement, in the event of an Unauthorized Change of Control of Dispensary, Cultivator shall have the right to notify Dispensary in writing that the Unauthorized Change of Control of Dispensary is an Immediate Termination Event pursuant to Subsection (c) above, provided, however, that the Term of this Agreement shall not immediately terminate but shall continue for six (6) full months from delivery of the notice of the occurrence of the Immediate Termination Event and all other terms, covenants and conditions described in this Agreement shall remain the same (collectively, the “Extended Termination”).

e.	Cultivator’s Rights on Termination Under this Section 1

If Cultivator exercises its right to terminate this agreement pursuant to the provisions of subsection (c)(viii) of this Section 1, the Unauthorized Change of Control giving rise to Cultivator’s right to exercise such termination right shall be deemed a material breach of this Agreement by Dispensary and Cultivator shall be entitled to seek all available damages and other remedies at law and in equity, on account of such material breach by Dispensary, arising out of or related to its inability to operate the Cultivation Services for the entire Term, including the First Renewal Term, the Second Renewal Term, and the Third Renewal Term; provided, however, that Cultivator shall not be entitled to any special damages in connection therewith.

2.Ownership of Marijuana and Marijuana Products; Sales; Right of First  Refusal to Purchase.

(a)The Parties acknowledge and agree that all Medical Marijuana, Marijuana Products, Recreational Marijuana and Recreational Marijuana Products cultivated, harvested, prepared, produced and stored by Cultivator at the Cultivation Facility, shall remain the sole and exclusive property of Dispensary, as the sole and exclusive holder of the AMMA Certificate and the SSAA Certificate, as applicable. Except on behalf of and through Dispensary as provided herein, neither Cultivator nor any of Cultivator’s agents, volunteers, employees or independent contractors is authorized to enter into any transaction for the sale and purchase of Medical Marijuana, Marijuana Products, Recreational Marijuana, or Recreational Marijuana Products cultivated, harvested, prepared, produced and stored at the Cultivation Facility.

(b)Dispensary shall have a right of first refusal to acquire up to 100% of all of the cannabis and cannabis products and by-products produced by Cultivator at Cultivator’s best available wholesale pricing offered to any unrelated customer within the immediately prior five (5) week period, which right Dispensary shall exercise not later than 24 hours after written notice of the availability from time to time of Medical Marijuana, Marijuana Products, Recreational Marijuana, and/or Recreational Marijuana Products or, if not promptly exercised by Dispensary in a writing to Cultivator, such right as to the Marijuana and/or Marijuana Products offered in the written notice shall expire.

(c)Exclusivity. Dispensary covenants that, during the Term of this Agreement, Cultivator shall have the sole, exclusive, and irrevocable right to operate the Cultivation Facility pursuant to the SSAA Certificate, the AMMA Certificate, the SSAA Cultivation Facility ATO, the SSAA Manufacture Facility ATO (as defined in Section 25 of this Agreement) and the AMMA Cultivation Facility ATO.

3.Registration Certificates; Approvals to Operate.

(a)Registration Certificates. The Parties acknowledge and agree AZDHS awarded and allocated the AMMA Certificate and the SSAA Certificate to Dispensary. In compliance with the AMMA, the AMMA Certificate shall remain the AMMA Certificate of Dispensary and the SSAA Certificate shall remain the SSAA Certificate of Dispensary, and nothing in this Agreement shall be construed as a transfer, assignment, sale or conveyance of the AMMA Certificate or the SSAA Certificate to Cultivator or any of Cultivator’s successors, affiliates, agents, employees or independent contractors.

(b)Approvals to Operate. Dispensary shall execute and submit to AZDHS, not later than three (3) Business Days following receipt from Cultivator, any and all documents and instruments, whether in paper or electronic form, and the appropriate fees therefor, required by AZDHS to maintain throughout the Term, the AMMA Cultivation Facility ATO and, if and when issued, the SSAA Cultivation Facility ATO and the SSAA Manufacture Facility ATO, pursuant to this Agreement. Cultivator is responsible for the preparation of any and all such documents and instruments, and for the payment of all out-of-pocket, third-party costs associated with maintaining the AMMA Cultivation Facility ATO and, if and when issued, the SSAA Cultivation Facility ATO and the SSAA Manufacture Facility ATO throughout the Term.

4.Obligations of Cultivator.

(a)Indemnity. Cultivator agrees to indemnify, defend and hold harmless Dispensary for, from and against any claims or liabilities (including, but not limited to, costs, AZDHS fines or fees, expenses and reasonable attorneys’ fees) incurred by or asserted against Dispensary arising out of acts or omissions in the course of the performance of this Agreement by Cultivator or its agents, employees, or independent contractors. Nothing herein shall be construed to require Cultivator to indemnify Dispensary from any intentional, negligent, fraudulent or willful misconduct by Dispensary or Dispensary’s employees, agents, or independent contractors.

(b)Commitment. Cultivator acknowledges and agrees it shall make commercially reasonable efforts to ensure the effective, efficient and successful administration, operation and management of the Cultivation Facility, through the rendering of the Management Services described herein.

(c)Compliance. Cultivator shall take all actions necessary in furtherance of, in compliance with, or otherwise in any way related to any change whatsoever in any applicable law, rule, statute, regulation, the entitlement and/or approval process, or other process or requirement relative to the procurement, entitlement, compliance, development, operation, or management of the Cultivation Facility that comes into being, occurs, accrues, becomes effective, or otherwise becomes applicable or required after the Effective Date of this Agreement.

(d)Bookkeeping and Accounting. Cultivator shall maintain separate accounting, bookkeeping, billing, collection, cash management, payroll, record-keeping services and annual audit services consistent with Generally Accepted Accounting Principles (“GAAP”) as it relates to the activities at the Cultivation Facility or as otherwise required to fulfill the obligations of this Agreement. Once per calendar month Cultivator shall provide Dispensary with a complete financial accounting of all the activities at the Cultivation Facility and Cultivator shall provide Dispensary with reasonable access to all such information and documentation. The Parties acknowledge the sale and purchase of all Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products produced at the Cultivation Facility and provided to Dispensary, shall be sold on a wholesale or retail basis through Dispensary’s AMMA Certificate or Dispensary’s SSAA Certificate and shall be accounted for in Dispensary’s point of sale operating system in conjunction with the AZDHS approved operating system.

(e)Access to Facilities. Cultivator shall ensure that Dispensary’s employees, agents and contractors shall have reasonable access to the Cultivation Facility and any SSAA Cultivation Facility and/or SSAA Manufacture Facility that Cultivator manages and/or controls in accordance with the provisions of this Agreement for the purpose of conducting compliance audits. Dispensary shall provide reasonable advance notice to Cultivator of such audits.

5.Obligations of Dispensary.

(a)Indemnity. Dispensary agrees to indemnify, defend and hold harmless Cultivator for, from and against any claims or liabilities (including, but not limited to, costs, expenses and reasonable attorneys’ fees) incurred by or asserted against Cultivator arising out of acts or omissions in the course of the performance of this Agreement by Dispensary or its agents, employees, or independent contractors. Nothing herein shall be construed to require Dispensary to indemnify Cultivator from any intentional, negligent, fraudulent or willful misconduct by Cultivator or by Cultivator’s employees, agents, or independent contractors.

(b)	Facility Agent Cards. Cultivator is responsible for ensuring that all of its employees, agents, contractors and volunteers who enter the Cultivation Facility have obtained Dispensary Facility Agent Cards or Dispensary Agent Cards required by the SSAA or the AMMA (collectively, the “Agent Cards”) and Dispensary shall upon notice by Cultivator that such Agent Cards have been obtained, link the agent cards to the AMMA Certificate, or to the SSAA Certificate if Cultivator shall have given the SSAACF Trigger Notice or the SSAAMF Trigger Notice, for employees, agents, contractors and volunteers who will be working at the SSAA Cultivation Facility or the SSAA Manufacture Facility . Cultivator agrees that all its employees, agents, contractors and volunteers who first enter the Cultivation Facility after the date of this Agreement or whose existing Dispensary Agent cards expire, obtain Dispensary Facility Agent Cards and not Dispensary Agent Cards.

(c)Forms. Dispensary shall review and, if appropriate, approve, as the case may be, all documents and compliance forms prepared by Cultivator or its agents or representatives regardless of whether they are required or requested by Federal, State or local regulatory authorities, including tax forms and documentation as such are related to the operation of the Cultivation Facility, and shall use its best efforts to respond to such requests within five (5) Business Days after Cultivator’s written request. Dispensary will cooperate with Cultivator and not act unreasonably in withholding approval under this Subsection 5(c).

(d)	Product Transfers. Dispensary shall reasonably approve or deny all product transfer requests, including transfer requests to and/or from duly licensed Medical

Marijuana or Recreational Marijuana processing facilities, within [______] hours after receipt of Cultivator’s written request therefor. Cultivator will make all such requests by via email and text to an email address and phone number designated by Dispensary. Dispensary’s failure to timely approve or deny such request will constitute Dispensary’s deemed approval thereof if the product transfer is otherwise in full compliance with the terms, conditions and requirements of this Agreement.

(e)Access to Software. Dispensary shall provide Cultivator reasonable and continuous access to software selected by Dispensary and other software programs reasonably necessary for Cultivator to perform the Cultivation Services and all other of Cultivator’s obligations under this Agreement, including without limitation the ability to create and generate all reports reasonably required by Cultivator. Cultivator shall be responsible for the costs of obtaining a license of the software for the Cultivation Facility. However, Dispensary shall have the sole and absolute discretion and authority with respect to any information input into software selected by Dispensary. During the Term of this Agreement and upon the expiration or earlier termination for any or no reason, Dispensary shall reasonably cooperate with Cultivator in making backup copies of the data in the software programs used by Dispensary with respect to Dispensary’s obligations, rights and remedies under this Agreement relative the Cultivation Facility.

(f)Bookkeeping and Accounting. Dispensary shall maintain separate accounting, bookkeeping, billing, collection, cash management, payroll, record-keeping services and annual audit services consistent with GAAP as it relates to the activities at the Dispensary. Upon reasonable request of Cultivator but not more than monthly, Dispensary will provide to Cultivator an accounting of the sale of all Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products, produced at the Cultivation Facility and provided by Cultivator to Dispensary, which Dispensary has sold on a retail or wholesale basis through its AMMA Certificate or its SSAA Certificate. In the event AZDHS shall require a formal audit of the Cultivation Facility operations, Cultivator shall be responsible for all reasonable costs, expenses and fees related to the preparation of any such audit materials and Cultivator agrees it shall cooperate with Dispensary and take all actions reasonably required.

(g)Access to Dispensary Records. Dispensaryshallpromptly electronically deliver to Cultivator copies of Dispensary’s and its agents and representatives’ bank records associated with transactions on behalf of Cultivator for revenue from the wholesale transactions relative to Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products of the Cultivation Facility upon Cultivator’s written request from time to time. The Parties anticipate maintaining one or more bank accounts for all transactions specific to this Agreement and the Cultivation Facility.

(h)Processing. Dispensary shall process any and all lawful wholesale transactions of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products produced at the Cultivation Facility only to other duly licensed dispensaries and Marijuana Establishments in the State of Arizona in compliance with the AMMA and/or AZML, provided that the processing of the sales shall be transacted exclusively through the AMMA Certificate or the SSAA Certificate and Dispensary point of sale system(s) (collectively, the “Wholesale Sales”). Dispensary shall also accept any lawful purchases of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana or Recreational Marijuana Products arranged by Cultivator only from other duly licensed dispensaries in the State of Arizona in compliance with the SSAA,) provided that the processing of the purchases arranged by Cultivator shall be transacted exclusively through Dispensary’s AMMA Certificate or SSAA Certificate and point of sale system(s).

(i)Commitment and Compliance. Dispensary shall take all actions necessary in furtherance of, in compliance with, or otherwise in any way related to any change whatsoever in any applicable law, rule, statute, regulation, the entitlement and/or approval process, or other process or requirement relative to the procurement, entitlement, compliance, development, operation, or management of its Dispensary and Cultivation Facility that comes into being, occurs, accrues, becomes effective, or otherwise becomes applicable or required after the Effective Date of this Agreement.

6.Dispensary Management Agreement. The Parties acknowledge and agree, Dispensary entered into that certain Administrative Services Agreement, of even date herewith, pursuant to which Dispensary retained ANR Management, LLC, an Arizona limited liability company (“Dispensary Manager”), to render certain comprehensive management services defined therein, on behalf of Dispensary’s Dispensary and Adult Use License Dispensary Facility (the “Administrative Services Agreement”). Cultivator shall reasonably interact, work with and maintain a professional relationship with Dispensary Manager to ensure the efficient and contiguous operation, administration and management of Dispensary in compliance with the AMMA, the AZML and all applicable rules, regulations and requirements.

7.Management Services. During the Term of this Agreement, Cultivator shall have the sole right and be solely responsible for the administration, operation and management of the Cultivation Facility and shall provide all management services typically required by a Cultivation Facility of similar type and size, including, but not limited to the following, which shall collectively be referred to herein as the “Management Services”:

(a)Cultivator shall be responsible for the selection, cultivation, harvesting, preparation, packaging, testing, storage and transport of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products at the Cultivation Facility;

(b)Cultivator shall be responsible for the extraction, refinement, infusion, production, preparation, packaging, storage and security for the production of, or use in Medical Marijuana Products or Recreational Marijuana Products, in complete compliance with the AMMA, the AZML and all other rules, requirements and regulations;

(c)Cultivatorshallberesponsibleforthedevelopmentand implementation of the Business Plan, Policies and Procedures for Security, Qualifying Patient Education, Qualifying Patient Record Keeping, Inventory and Quality Control, as such terms are defined in the AZML and/or the AMMA, and any other policies and procedures or any amendments thereto, as reasonably approved and adopted by Dispensary for the Cultivation Facility;

(d)Cultivator shall take any action necessary in furtherance of, in compliance with, or otherwise in any way related to any change whatsoever in any applicable law, rule, statute, regulation, the entitlement and/or approval process, or other process or requirement relative to the procurement, entitlement, compliance, development, operation, or management of the Cultivation Facility that comes into being, occurs, accrues, becomes effective, or otherwise becomes applicable or required after the Effective Date;

(e)Cultivator shall implement all actions necessary to ensure the quality, safety and security of the Cultivation Facility, Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products, including providing product testing at industry standards for all products grown or produced at the Cultivation Facility. Cultivator shall also be responsible for all costs and expenses related to the testing of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products cultivated or produced at the Cultivation Facility to ensure effectiveness, quality and safety in compliance with the AMMA, the AZML and all other rules, regulations, requirements and laws;

(f)Cultivator shall manage and perform product transport and security operations related to the Cultivation Facility in full compliance with the AMMA, the AZML and all applicable rules, regulations and requirements;

(g)Cultivator shall be responsible for engaging, training, evaluating and terminating employees and independent contractors of the Cultivation Facility. Cultivator shall employ all employees and contract with independent contractors which Cultivator, in the exercise of its business judgment, deems necessary for the successful operation and management of the Cultivation Facility, upon such terms and conditions as Cultivator in the exercise of its business judgment, deems necessary and advisable and consistent with the terms of this Agreement;

(h)Cultivator shall implement all actions necessary to ensure all employees and independent contractors of the Cultivation Facility have acquired and maintain, in good standing at all times, excepting only bona fide emergencies, a Dispensary Agent or Facility Agent Registry Card (“Agent Card”) as determined by Dispensary; however, Dispensary shall be responsible for designating Dispensary Agents and Facility Agents as associated with the Dispensary as set forth in Section 5(b);

(i)Cultivator shall be responsible for logistics management, product procurement, product inventory management, administration and operation of the Cultivation Facility including, but not limited to the cultivation, harvest, preparation, production, infusion, packaging, storage, security and transport of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products, in compliance with the AMMA, the AZML and all other rules, requirements and regulations, on behalf of Dispensary;

(j)Cultivator shall prepare all documents and compliance forms requested by Dispensary required or requested by federal or state regulatory authorities, including tax forms and documentation as it relates to the Cultivation Facility and shall respond to such requests within five (5) business days;

(k)Cultivator shall perform routine maintenance of the Cultivation Facility’s premises and equipment. All expenses of routine maintenance and operating, including supplies, and of non-routine maintenance or capital improvements shall be the responsibility of Cultivator;

(l)Cultivator shall ensure the Cultivation Facility is sufficiently covered by insurance at coverage amounts that are reasonably requested by Dispensary. Such insurance shall include business liability and property casualty insurance and workers compensation insurance on all regular employees, in amounts reasonably requested by Dispensary and sufficient to cover any foreseeable civil claims, property damage, or personal injury and to replace the Cultivation Facility and such insurance shall be primary and non-contributory. Cultivator agrees to name Dispensary as an additional named insured under all such policies and provide Dispensary with current copies of all such insurance documentation;

(m)Cultivator shall be responsible for the development, maintenance and expansion of marketing and branding strategies for Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products cultivated and produced by Cultivator on behalf of Dispensary, pursuant to and in compliance with all applicable, rules, regulations and requirements; and

(n)Cultivator shall review and authorize all financial expenditures and commitments required for the administration, operation, management and oversight of the Cultivation Facility (collectively the “Operating Costs”). Cultivator shall prepare and provide Dispensary with a summary of the Cultivation Facility’s Operating Costs on a quarterly basis or as the Parties otherwise mutually agree.

8.Costs and Expenses Related to the Cultivation Facility. The Parties acknowledge and agree there is a great deal of cost and expense related to the maintenance, operation and management of the Cultivation Facility, as well as the ongoing cultivation, harvest, preparation, production, infusion, storage, security and transportation of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products in compliance with the terms and covenants contained herein, local and state regulations, the AMMA and the AZML. In rendering the Management Services described herein, Cultivator shall be solely responsible for the ongoing costs and expenses related to the planting, cultivation, harvest, preparation, production, infusion, packaging, storage security and transportation of Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products on behalf of Dispensary. Such costs and expenses may include but shall not be limited to expenditures related to the acquisition of seeds and nutrients, upkeep and maintenance of the facility, equipment, storage and all costs and expenses related to the requisite security, labor, packaging, transportation, and compliance with local and state rules and regulations, as well as the AMMA and the AZML (collectively referred to herein as the “Cultivation Facility Costs and Expenses”).

9.Costs and Expenses Related to the Dispensary. The Parties acknowledge and agree there is a great deal of cost and expenses related to the maintenance, operation and management of the Dispensary, in compliance with the terms and covenants contained herein, local and state regulations, the AMMA and the AZML. The Parties acknowledge and agree, Dispensary, shall be solely responsible for the ongoing costs and expenses related to the management, maintenance and operation of its Dispensary. Such costs and expenses may include but shall not be limited to expenditures related to its facility, security, labor, equipment, qualifying patient and registered caregiver education and support, and compliance with local and state rules and regulations, as well as the AMMA and the AZML (collectively referred to herein as the “Dispensary Costs and Expenses”).

10.Management Fees and Administrative Fees. The Parties acknowledge and agree as good and valuable compensation for Cultivator taking the actions necessary to render the Management Services, on behalf of Dispensary and pursuant to this Agreement, Dispensary shall promptly and without delay or setoff pay to Cultivator, the “Management Fees and Administrative Fees” described in Exhibit 4 attached hereto and incorporated herein by reference.

11.Transfer Upon Expiration and Termination. Upon the termination or expiration of this Agreement for any reason, Cultivator may elect in a writing to Dispensary to instruct Dispensary, and Dispensary hereby agrees to, transfer without compensation to Cultivator any and all Medical Marijuana, Medical Marijuana Products, Recreational Marijuana and Recreational Marijuana Products including, but not limited to Genetics (defined below), clones and seeds (collectively “Transferred Product”), from the Cultivation Facility to any other duly licensed medical marijuana dispensary or Marijuana Establishment, or a cultivation facility of the foregoing in the State of Arizona (collectively, the “Transferred Product Transferee”), as such Transferred Product has been selected and designated in Cultivator’s sole and absolute discretion, and such transfer shall be in complete compliance with the AZML and all other applicable rules, requirements and regulations. The parties agree to take all steps reasonably necessary to accomplish the transfer described in this Section. Cultivator will prepare a written property transfer agreement, bill of sale or invoice (the “Transfer Agreement”) for the Transferee’s and Dispensary’s prompt execution with respect to the Transferred Product. Pursuant to the Transfer Agreement, Dispensary shall receive compensation for the Transferred Product as follows: (a) all plants in vegetative, clone or mother status, no charge; (b) all flowering plants, fifteen dollars ($15.00) per plant; and (c) all finished plants or Marijuana and Marijuana Products, the applicable Average Rate (as defined below). For purposes of this Agreement, the “Average Rate” for any particular finished plant or Marijuana and Marijuana Products (e.g. edibles, concentrates, flower, and similar) shall be the average Net Sales Prices for that particular finished plant or Marijuana or Marijuana Product, as applicable, over the six (6) months preceding the termination of this Agreement. Dispensary agrees that any plants, clones, mothers, seeds, or tissue cultures not transferred by Cultivator shall be destroyed at Cultivator’s sole cost and expense unless otherwise agreed in writing. Dispensary agrees that it will not use or seek to use any of the plants, clones, mothers, seeds, or tissue cultures after the termination of this Agreement. The terms and provisions of this Section 15 shall survive the expiration or earlier termination of this Agreement.

12.	Independent Contractor Status; Authority.

(a)The relationship of Cultivator to Dispensary is that of an independent contractor and none of the provisions of this Agreement shall be construed to or shall create a relationship of agency, representation, joint venture, ownership, control or employment between the Parties, and it is understood and agreed that Cultivator is at all times acting and performing the Management Services pursuant to this Agreement as an independent contractor and not as an employee of Dispensary, and for all purposes, including federal and state tax purposes, Cultivator will not be treated as an employee with respect to the rendering of the Management Services. As such, Dispensary shall not withhold taxes with respect to the Management Fees hereunder. Dispensary shall not control or direct the manner or methods by which Cultivator performs the Management Services set forth in this Agreement; however, Cultivator shall be responsible for performing the Management Services in a manner so as, at all times, to ensure that the contemplated Management Services are completed and performed in a competent, efficient and satisfactory manner.

(b)The Parties expressly agree that Dispensary has not established the specific methods of how Cultivator should perform the Management Services pursuant to this Agreement. Dispensary is relying on Cultivator’s knowledge, experience and expertise as an expert in the management and operation of cultivation facilities. Further, the Parties agree that Dispensary has not provided Cultivator with training with respect to the Management Services, which Cultivator shall render on behalf of Dispensary, pursuant to this Agreement.

(c)Cultivator shall not be authorized to enter into any contracts, agreements or understandings on behalf of Dispensary without the prior written consent of Dispensary, except as specifically provided for herein.

13.Representations, Warranties and Covenants of Dispensary. Dispensary represents, warrants, and covenants to Cultivator, with the understanding Cultivator is relying upon such representations, warranties, and covenants that (i) Dispensary has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity; (ii) the execution and delivery of this Agreement and the performance by Dispensary of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Dispensary; (iii) upon execution and delivery of this Agreement by Dispensary, this Agreement will constitute the valid and binding obligation of Dispensary; (iv) all information supplied by Dispensary or its agents to Cultivator or its agents will be true, complete, and correct and will not fail to state a material fact necessary to make any of such information not misleading; and (v) Cultivator will owe no duty whatsoever to any spouse, entity, trust, owner, or other person affiliated with Dispensary that is not designated in this Agreement as Dispensary.

14.Representations, Warranties and Covenants of Cultivator. Cultivator represents, warrants, and covenants to Dispensary, with the understanding Dispensary is relying upon such representations, warranties, and covenants that (i) Cultivator has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity; (ii) the execution and delivery of this Agreement and the performance by Cultivator of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Cultivator; (iii) upon execution and delivery of this Agreement by Cultivator, this Agreement will constitute the valid and binding obligation of Cultivator, subject to bankruptcy, insolvency, and similar laws and general principles of equity; (iv) all information supplied by Cultivator or its agents to Dispensary or its agents will be true, complete, and correct and will not fail to state a material fact necessary to make any of such information not misleading; and (v) Dispensary will owe no duty whatsoever to any spouse, entity, trust, owner, or other person affiliated with Cultivator that is not designated in this Agreement as Cultivator.

15.	Non-Disclosure of Proprietary Information. The Parties acknowledge that,

the Parties shall have access to materials, records, processes, data and information regarding the other Party and its businesses, which is confidential and proprietary in nature and not generally available to the public. For purposes of this Section 14, the Party disclosing any such information shall be referred to as the “Disclosing Party” and the Party receiving such information shall be referred to as the “Receiving Party”. Accordingly, the Receiving Party shall hold in confidence and will not directly or indirectly disclose, the Disclosing Party’s Proprietary Information (defined herein). For purposes herein “Proprietary Information” shall include, but is not be limited to, concepts or theories, employee training materials and programs, processes for cultivation, harvest and preparation of Medical Marijuana or Recreational Marijuana, processes for the production, refinement and infusion of Medical Marijuana Products or Recreational Marijuana Products, patient education and support, policies and procedures, specifications, composition and potency of various cannabis strains, various cannabis genotypes, calculations, data, notes and memoranda, methods of operation, strategies and plans, contracts and agreements, financial information, professional fee information, cost and revenue information, record keeping practices, software, administrative and operational matters and practices, patient, caregiver and vendor information, development and research work, marketing programs, plans, proposals, and other information about internal systems, processes, concepts, practices, and procedures or other confidential information related to regarding the Disclosing Party or its business regardless of whether any of the foregoing materials are marked confidential. The covenants of this Section 14 shall survive the termination of this Agreement.

16.Default; Remedies. If any Party breaches this Agreement or fails to perform any of its covenants and obligations under this Agreement, and such failure is not cured within Fifteen (15) days (“Cure Period”) (provided, however, if due to the nature of the Default, it can be rectified or cured but not within the Cure Period, the Default shall be deemed to be rectified or cured if the breaching Party, within the Cure Period, shall have commenced to rectify or cure the Default and shall thereafter diligently and continuously prosecute same to completion, even if such cure does not occur until after the expiration of the Cure Period), after receipt of written notice from the non-breaching Party to the breaching Party identifying such failure or non-performance (each, a “Default”), the non- breaching Party may, at its sole option and in its sole discretion, elect to (i) pursue all remedies available at law and equity (including, without limitation, action for damages and specific performance) in a court of competent jurisdiction; (ii) seek resolution and remedies as provided in Section 17 herein; and/or (iii) terminate this Agreement effective immediately and without penalty. The rights and remedies set forth in this Section 15 shall be in addition to, and not to the exclusion or limitation of, the rights and remedies of the Parties set forth in Section 1.

17.Alternative Dispute Resolution. The Parties acknowledge and agree each may elect to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by nonbinding mediation. In the event such dispute cannot be resolved by mediation, the dispute shall then be determined by arbitration using the rules of the American Arbitration Association with one arbitrator selected in accordance with such rules, the venue for which will be in Phoenix, Arizona. The arbitration judgment will be final and binding upon the Parties and may be entered in the Maricopa County Superior Court. The Parties may jointly agree to use the rules and processes of the American Arbitration Association (“AAA”), but in the absence of joint agreement, the arbitration shall be conducted pursuant to the Arizona Rules of Civil Procedure. The Parties may select any location within the State of Arizona to conduct the Arbitration, but in the absence of joint agreement, the arbitration shall occur in Maricopa County. The Arbitrator shall have the power and obligation to rule on and resolve the matter. The costs of the arbitration shall be split by the Parties equally, unless and until the costs of arbitration are assessed against the non- prevailing Party. The pursuit of summary arbitration pursuant to this Section 16 shall not constitute an election of remedies or waiver of any Party’s other rights under this Agreement or under Arizona law.

18.Assignment. This Agreement may not be assigned, in whole or in part, without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. Subject to the foregoing, the rights and liabilities of the Parties hereto shall be binding upon and inure to the benefit of each Party’s respective successors, permitted assigns, and personal and legal representatives; provided that Cultivator may subcontract the cultivation and/or management services described herein for the Cultivation Facility, in whole or in part, with Dispensary’s consent, not to be unreasonably withheld, conditioned, or delayed.
19.Notices. Any notices, demands, or communications required or permitted hereunder shall be in writing and delivered in person, transmitted by electronic mail (return receipt required), sent via Federal Express or similar overnight delivery service, or mailed by U.S. registered or certified mail (return receipt requested), to the Parties at their respective addresses or email addresses. Any such notices shall be deemed to have been duly given and received on the earlier of (i) the date of its receipt; (ii) the date of the read receipt; or (iii) the date that is four (4) calendar days after its mailing as provided herein.

20.Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona. If a non-breaching Party elects to proceed to litigation rather than availing itself of the options under Section 17, each Party: (i) consents to the jurisdiction and venue of the Maricopa County Superior Court for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby; (ii) waives any objection a Party might have to jurisdiction or venue of such forum or that such forum is inconvenient; and (iii) agrees not to bring any such action in any other jurisdiction or venue to which either Party might be entitled by domicile or otherwise. EACH PARTY HEREBY AGREES TO WAIVE AND DOES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OTHER PARTY HERETO UNDER OR IN CONNECTION WITH THIS AGREEMENT.

21.	Attorneys’ Fees. In the event of mediation, arbitration or litigation between the Parties to enforce or interpret any provision of or rights under this Agreement, the prevailing Party shall be awarded its reasonable attorneys’ fees costs, and expenses, including fees and costs on appeal.

22.	Good Faith. The Parties hereto agree to operate in good faith to accomplish the purposes of this Agreement. Any consent required under this Agreement shall not be unreasonably withheld.

23.Federal Government Action. The Parties hereby acknowledge that they are aware of and fully understand that despite the State of Arizona’s medical Marijuana laws and the terms and conditions of this Agreement, Arizona medical Marijuana cultivators, transporters, distributors or possessors may still be arrested by federal officers and prosecuted under federal law. In the event of Federal arrest, seizure or prosecution action associated with the Parties’ activities described herein, subjection to the provisions of Section 4(a) and Section 5(a), the Parties hereby agree to hold each other harmless and agree to be individually responsible for any attorney’s fees associated with defending such actions.

24.Ownership of Intellectual Property Rights and Interests. All patentable and unpatentable but proprietary inventions, discoveries, ideas, data, source code, materials, know-how, manuals, operating and other procedures, employee information and all other intellectual property including, without limitation, a Party’s Genetics (collectively, “Intellectual Property”) developed by a Party or its agents prior to or in the course of performance of this Agreement shall belong exclusively to such Party and such Party shall be and remain the sole owner of all copyrights, patents, inventions, discoveries and trade secrets in the same, including the right to change, edit, license and distribute same throughout the world. All Intellectual Property owned by a Party on or before the Effective Date of this Agreement shall remain exclusively owned by that Party, but the other Party shall be permitted to use such Intellectual Property as reasonably required to perform its obligations under this Agreement. The term “Genetics” shall mean all genetic information, genetic code, chemotypes, phenotypes, tissue cultures, DNA, genomes, strains, and any and all other intellectual property, genetic or breeding information in any form whatsoever related to the Medical Marijuana or Recreational Marijuana to be or being cultivated, harvested, prepared, extracted, refined, produced and stored by Cultivator at the Cultivation Facility.

25.	Cultivator’s Right to Designate Facilities.

(a)Cultivator shall have the exclusive right to designate the location of the SSAA Cultivation Facility and the SSAA Manufacture Facility by written notice to Dispensary (referred to herein as the “SSAACF Trigger Notice” and the “SSAAMF Trigger Notice,” respectively). Cultivator may designate the Cultivation Facility or a portion thereof, or such other location as shall be reasonably acceptable to Dispensary, as the location of the SSAA Cultivation Facility. Cultivator may designate the Cultivation Facility or a portion thereof, or such other location as shall be reasonably acceptable to Dispensary, as the location of the SSAA Manufacture Facility.

(b)Together with the SSAACF Trigger Notice, Cultivator shall designate the Cultivation Facility or a portion thereof as the location in which the SSAA Cultivation Facility will be operated. Dispensary shall apply to AZDHS for an approval to operate (the “SSAA Cultivation Facility ATO”) the SSAA Cultivation Facility at such designated location with reasonable promptness after receiving from Cultivator any and all documents and instruments, whether in paper or electronic form, and the appropriate fees therefor, required by AZDHS for such application. The Parties shall reasonably cooperate as needed to obtain the SSAA Cultivation Facility ATO; provided that Cultivator shall reimburse Dispensary for all reasonable expenses related to the procurement of the SSAA Cultivation Facility ATO.

(c)Together with the SSAAMF Trigger Notice, Cultivator shall designate the Cultivation Facility or a portion thereof as the location in which the SSAA Manufacture Facility will be operated. Dispensary shall apply to AZDHS for an approval to operate (the “SSAA Manufacture Facility ATO”) the SSAA Manufacture Facility at such designated location with reasonable promptness after receiving from Cultivator any and all documents and instruments, whether in paper or electronic form, and the appropriate fees therefor, required by AZDHS for such application. The Parties shall reasonably cooperate as needed to obtain the SSAA Manufacture Facility ATO; provided that Cultivator shall reimburse Dispensary for all reasonable expenses related to the procurement of the SSAA Manufacture Facility ATO.

(d)From and after the issuance of the SSAA Manufacture ATO, all provisions of this Agreement that are stated to be applicable to operation under the SSAA Cultivation ATO shall be deemed to be applicable to operation under the SSAA Manufacture ATO, also, except that “SSAA Manufacture ATO” shall be substituted for “SSAA Cultivation ATO” in each instance.

26.	Waiver. The failure of a Party to enforce any provision of this Agreement at any time, to exercise any election or option provided herein, or to require at any time the performance of any provisions herein will not in any way constitute a waiver of such provision.

27.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

28.Survival. The following sections of this Agreement shall survive the expiration or earlier termination of this Agreement: Recitals, 1(d), 1(e), 4(a), 5(a), 5(f), 5(g), 7(j), 11, 15, 17, 19, 20, 21, 24, 26, 27 and 28.

29.Amendment. This Agreement may be amended at any time in writing by mutual agreement of the Parties.
30.Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the Parties hereto and this Agreement supersedes all other agreements oral or otherwise regarding the subject matter hereof.

31.Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document. An executed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the Execution Date Effective Date and intend for it to be effective as of the Effective Date.

“DISPENSARY”

S Flower N Phoenix, Inc., an Arizona non- profit corporation

By: _ Name:

Title:

“CULTIVATOR”

Elephant Head Farms LLC, an Arizona limited liability company

By: _ Name:

Title:

EXHIBIT 4

MANAGEMENT FEES AND ADMINISTRATIVE FEES

The Parties acknowledge and agree, as of this         day of November, 2021, pursuant to the provisions provided in this Cultivation Management Services Agreement, Dispensary shall pay to Cultivator, the following Management Fees and Administrative Fees, as good and valuable compensation for Cultivator rendering the Management Services on behalf of Dispensary and its Cultivation Facility. The Management Fees and Administrative Fees are defined as follows:

1.For all Marijuana or Marijuana Product sold, Dispensary shall pay to Cultivator an amount equal to 100% of the fair market wholesale value of the Marijuana and/or Marijuana Product, which shall be equal to the actual price of the Marijuana or Marijuana Product sold on a wholesale basis (the “Management Fee”) less the monthly Administrative Fee specified in #2 below.

2.The monthly Administrative Fee due from Cultivator to Dispensary shall initially be $______ per month to cover the compliance and administration expenses of the Dispensary for the Cultivation Facility. On or before April 15, 2022, and on each subsequent April 15 during the Term, if Dispensary’s actual, out-of-pocket costs and expenses to provide the services described in subsections 5(b), 5(c), 5(d), 5(e), 5(f), 5(g), 5(h) and 5(i) exceed $________ per month on average for the 12-month period ending on the last day of the immediately prior March 31, Dispensary may request, in writing, an increase in the Administrative Fee to reflect such actual costs and expenses. Such request shall be accompanied by documentation reasonably sufficient to confirm the Administrative Fee requested. If Cultivator does not object to such increased Administrative Fee by the immediately following April 30, such new Administrative Fee shall apply commencing the immediately following May 1 unless and until again increased in accordance with this paragraph. If Cultivator has reasonable basis to object to all or any part of the proposed increase in the Administrative Fee, Cultivator will provide written notice of and justification for such objection by such April 30. If Cultivator timely provides such notice and justification, not later than the immediately following May 15, the principal financial officer of each Party will meet and confer in an attempt to amicably resolve any disagreement regarding the requested increase in the Administrative Fee. If the Parties are unable to resolve all such disagreements, either party may trigger the process described in Section 17 to obtain resolution.